LOAN AGREEMENT

USD 150,000,000

AMKOR TECHNOLOGY KOREA, INC.

‑ Borrower ‑

THE KOREA DEVELOPMENT BANK

‑ Lender ‑

April 29, 2013

TABLE OF CONTENTS

Article 1.	Definitions.	1
1.01	Defined Terms.	1
1.02	Construction.	5
1.03	Miscellaneous.	5

Article 2.	The Loans.	5
2.01	Amount of Loans.	5
2.02	Purpose.	6
2.03	Availability of Drawdown.	6

Article 3.	Interest, Default Interest and Costs.	6
3.01	Interest Rate.	6
3.03	Interest Determination.	7
3.04	Default Interest.	7
3.05	Costs and Expenses.	8

Article 4.	Payment and Repayment.	9
4.01	Interest.	10
4.02	Repayment.	10
4.03	Prepayment.	10
4.04	Application of Payments.	11
4.05	Banking Day.	11
4.06	Place of Payment.	11
4.07	Loan Account.	11
4.08	No Re-Borrowing.	12

Article 5.	Factory Mortgage of Factory and Machinery.	12
5.01	Amendment to Factory Mortgage Agreement.	12
5.02	Amendment to First Priority Factory Mortgage Agreement.	12

Article 6.	Yield Protection.	12
6.01	Substitute Basis of Borrowing.	12
6.02	Taxes.	13
6.03	Change of Law.	14
6.04	Adversity Prepayment.	14
6.05	Break Funding Compensation.	14
6.06	Currency Indemnity.	15

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Article 7.	Borrower's Representations and Warranties.	15
7.01	Status.	15
7.02	Powers and Authority.	15
7.03	Legal Validity.	15
7.04	Non-conflict.	16
7.05	No Default.	16
7.06	Authorisations.	16
7.07	Accounts.	16
7.08	Litigation.	17
7.09	No Immunity.	17
7.10	Taxes.	17
7.11	Enforceability.	17
7.12	Pari Passu Ranking.	18
7.13	Insolvency.	18
7.14	Business of Borrower.	18
7.15	Information.	18
7.16	Security.	18
7.17	Shareholding of Borrower.	19
7.18	Times for Making Representations and Warranties.	19

Article 8.	Covenants.	19
8.01	Duration.	19
8.02	Financial Information.	19
8.03	Information - Miscellaneous.	20
8.04	Notification of Default.	20
8.05	Certificates on No Default.	20
8.06	Inspection.	20
8.07	Authorisations.	21
8.08	Pari Passu Ranking.	21
8.09	Negative Pledge.	21
8.10	Disposals.	22
8.11	Change of Business.	22
8.12	Mergers and Acquisitions.	22
8.13	Insurance.	22
8.14	Further Documents.	23
8.15	Shareholding by Guarantor.	23

Article 9.	Conditions Precedent.	23
9.01	First Drawdown.	23
9.02	Subsequent Drawdowns.	25
9.03	Other Conditions Precedent.	26

Article 10.	Events of Default.	26
10.01	Events of Default.	26
10.02	Non-payment.	26
10.03	Breach of Other Obligations.	26

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10.04	Misrepresentation.	26
10.05	Cross-default.	26
10.06	Insolvency.	27
10.07	Insolvency Proceedings.	28
10.08	Appointment of Receivers and Managers.	28
10.09	Failure to Comply with Final Judgment.	28
10.10	Creditors' Process.	29
10.11	Cessation of Business.	29
10.12	Governmental Intervention.	29
10.13	Unlawfulness and Authorisations.	29
10.14	Material Adverse Change.	29
10.15	Shareholding by Guarantor.	29
10.16	Acceleration.	30

Article 11.	Miscellaneous.	30
11.01	Term.	30
11.02	Entire Agreement.	30
11.03	Waiver; Cumulative Rights.	31
11.04	Assignment; Transfer and Participation.	31
11.05	Indemnification.	31
11.06	Governing Law and Jurisdiction.	31
11.07	Set‑Offs.	32
11.08	Notices.	32
11.09	Disclosure of Information.	33
11.10	Severability.	33
11.11	Counterparts.	33

EXHIBIT A		1

EXHIBIT B		2

APPENDIX I		3

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into as of this 29th day of April, 2013 by and between:

AMKOR TECHNOLOGY KOREA, INC., a corporation (chusik hoesa) organized and existing under the laws of Republic of Korea (“Korea”), with its registered head office at 100, Amkor-ro, Buk-gu, Gwangju, Korea (the “Borrower”); and

THE KOREA DEVELOPMENT BANK, a financial institution duly organized and existing under the laws of Korea with its registered office at 14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea (the “Lender”)

WITNESSETH:

WHEREAS, the Borrower has requested the Lender to extend to the Borrower loans in an aggregate principal amount not to exceed One Hundred Fifty Million Dollars (US$150,000,000) to finance its general working capital; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lender has agreed to extend to the Borrower, for the purpose hereinabove described, the loans so requested by the Borrower.

NOW, THEREFORE, it is hereby agreed as follows:

Article 1.    Definitions.

1.01    Defined Terms.

In addition to those terms defined above, the following terms as used herein shall have the meanings set forth below:

“Advance” means an advance in same day funds in favor of the Borrower by the Lender of a Drawdown in accordance with Section 2.03.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing or registration in accordance with applicable law.

“Availability Period” means the period beginning on the date of this Agreement and ending on the earlier of (x) the date on which the Commitment is fully drawn, cancelled or terminated under the provision of this Agreement and (y) the date falling on thirty-six (36) months after the date hereof.

“Banking Day” means a day on which banks are open for business in Seoul and in relation to the Interest Determination Date and LIBOR a day on which banks are open for business in London.

“Commitment” means One Hundred Fifty Million Dollars (US$150,000,000) to the extent not cancelled, transferred or reduced under the terms of this Agreement.

“Commitment Fee” has the meaning specified in Section 3.06.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Agreement, the fulfillment of any applicable condition or any combination of any of the foregoing) be an Event of Default.

“Default Period” has the meaning specified in Section 3.04(a).

“Dollar” or “US$” means the lawful currency for the time being of the United States of America.

“Drawdown” means any payment of the Advances to be made by the Lender pursuant to a notice of drawdown under Section 2.03.

“Event of Default” means any event or circumstance specified as such in Article 10.

“Factory Mortgage” means a second priority mortgage over certain asset(s) of the Borrower in favor of the Lender for the purpose of securing any and every obligation of the Borrower owing to the Lender under the Loan Documents and any other document signed by and between the Borrower (as mortgagor) and the Lender (as mortgagee) in accordance with the Factory Mortgage Agreement.

“Factory Mortgage Agreement” means the second priority mortgage agreement dated as of July 2nd 2012 by and between the Borrower, as mortgagor, and the Lender, as mortgagee, including any amendment thereof, in relation to the Factory Mortgage on the Borrower’s factory located at 100, Amkor-ro, Buk-gu, Gwangju, Korea, 151, Dong-il ro, Seongdong-gu, Seoul, Korea, 110 Anaji-ro, Gyeyang-gu, Incheon, Korea, and 418-64, Annam-ro, Bupyeong-gu, Incheon in favor of the Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Korean GAAP or US GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any futures contract, forward exchange or forward purchase contract, any swap, hedge, cap, collar, ceiling or floor or option contract in respect of any currency, interest rates or any commodity or any similar transaction;

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into such agreement is to raise finance; and/or

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j) above.

“First Priority Factory Mortgage Agreement” has the meaning specified in Section 5.02.

“Guarantor” means Amkor Technology, Inc., a corporation organized and existing under the laws of Delaware, the United States of America with its registered head office at 1900 South Price Road, Chandler AZ, USA 85286.

“Guarantee” means the guarantee to be executed by the Guarantor substantially in the form set forth in Appendix 1 of this Agreement.

“Interest Determination Date” means, in relation to each Loan, two (2) Banking Days prior to the first day of each Interest Period, on which deposit transactions in Dollars are being carried out in the London interbank market.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” has the meaning specified in Section 3.02.

“Korean GAAP” means generally accepted accounting principles in Korea.

“K-IFRS” means Korean international financial reporting standards with effect from time to time.

“LIBOR” means, with respect to each Interest Period or each Default Period (as the case may be), the rate per annum shown on the appropriate page (being currently Reuters Screen LIBOR01 Page) as being the London interbank offered rate for deposits in Dollars on the information service which publishes that rate (the “Appropriate Page”) (or if such quote is not available on the relevant Interest Determination Date, such other service as acceptable to the Lender or the average of the rates quoted by the reference banks in London, as determined by the Lender in its reasonable discretion) (i) in the case of an Interest Period for the Loan, for a period of three (3) months and (ii) in the case of a Default Period for an overdue amount, for a period equal or comparable to such period, at or about 11:00 a.m. (London time) on the Interest Determination Date prior to the commencement of such Interest Period, or the second Banking Day before the first day of the Default Period, as the case may be.

“Loan” means the principal amount advanced to the Borrower on each Drawdown under this Agreement.

“Loan Documents” means (i) this Agreement, (ii) the Guarantee and (iii) the Factory Mortgage Agreement, in each case as may be from time to time amended.

“Margin” means the rate equal to three point eight percent (3.80%) per annum.

“Material Adverse Effect” means a material adverse effect on the legality, validity or enforceability of any of the Loan Documents or the rights and/or remedies of the Lender thereunder that result in the failure by the Obligor to perform its obligations under the Loan Documents.

“Notice of Drawdown” means a notice in the form set forth in Exhibit A.

“Obligor” means the Borrower or the Guarantor.

“Original Financial Statements” means the audited financial statements of the Borrower for its financial year ended December 31st 2012.

“Repayment Date” means the third anniversary date of the date of the first Drawdown.

“Repeating Representations” means each of the representations and/or warranties set out in Sections 7.01 to 7.17 except Section 7.15(b).

“Security” means a mortgage, pledge, lien, encumbrance or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Tax” has the meaning specified in Section 6.02(a).

“Won” or “” means the lawful currency of Korea.

1.02    Construction.

In this Agreement, unless the context requires otherwise, any reference to:

a “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or (if there is no such numerically corresponding day or if a period starts on the last day in a calendar month) on the last day of such next calendar month; and

“ordinary course of business” refers to the normal operations of the business of the Borrower, consistent with its past practice.

1.03    Miscellaneous.

In this Agreement, unless the context requires otherwise, references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to any agreement shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; unless otherwise stated, references to Sections, the Schedule and the Exhibits are to sections of and the schedules and the exhibits to this Agreement and references to this Agreement include the Schedule and the Exhibits. Section headings are inserted for reference only and shall be ignored in construing this Agreement.

Article 2.    The Loans.

2.01    Amount of Loans.

Subject to the terms of this Agreement, the Lender makes available to the Borrower a transferable term loan facility in the aggregate amount equal to the Commitment.

2.02    Purpose.

The proceeds of the facility to be made available by the Lender to the Borrower under this Agreement shall be used for the purpose of financing the Borrower’s general working capital to be used for the purchase of raw materials and repayment of the Borrower’s existing indebtedness associated therewith. Notwithstanding the above, the Lender shall have no obligation to monitor or verify the Borrower’s application of the proceeds of the Advances or the Loans.

2.03    Availability of Drawdown.

(a)
Subject to the terms and conditions of this Agreement, the Borrower may borrow the Commitment on any Banking Day during the Availability Period in one or more Drawdowns by instructing the Lender to make Advance in accordance with Section 2.03(b). The Lender shall not have any obligation to make the Advance hereunder after the last day of the Availability Period.

(b)
The Borrower shall give the Lender a notice of the Drawdown, substantially in the form of Exhibit A hereto, at least five (5) Banking Days (or such shorter period as the Lender may otherwise agree) prior to the proposed date of each Drawdown. Such notice to the Lender shall be irrevocable and binding on the Borrower and the Borrower shall reimburse the Lender, on demand, for any costs or losses incurred by the Lender in the event that the Borrower fails to make such Drawdown or does not continue to satisfy all of the conditions precedent referred to in Article 9 applicable to the relevant Drawdown on the date of such Drawdown. Any balance of the Commitments that remains undrawn shall be automatically cancelled on the last day of the Availability Period.

Article 3.    Interest, Default Interest and Costs.

3.01	Interest Rate.

The rate of interest applicable to each Loan for each Interest Period shall be the rate equal to the Margin plus LIBOR (the “Interest Rate”).

3.02	Interest Periods.

The interest period applicable to the Loan (each, an “Interest Period”) shall be as follows:

(a)
the Interest Period in respect of the first Drawdown shall (A) initially commence on the date of the first Drawdown and end on the date falling three (3) months after the date of the first Drawdown, and (B) thereafter each subsequent Interest Period shall commence on the last day of the preceding Interest Period and end on the date falling three (3) months thereafter;

(b)
the Interest Period in respect of each Drawdown after the first Drawdown shall (A) initially commence on the date of such Drawdown and end on the last day of the then current Interest Period in effect for the first Drawdown, and (B) thereafter each subsequent Interest Period shall commence on the last day of the preceding Interest Period and end on the date falling three (3) months thereafter;

(c)
any Interest Period which would otherwise end on a non-Banking Day shall instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not), provided however, the immediately following Interest Period shall end on the date falling three (3) months after such non-Banking Day;

(d)
if any Interest Period commences on the last Banking Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month three (3) months thereafter, that Interest Period shall, subject to paragraph (e), end on the last Banking Day of such third (3rd) calendar month; and

(e)	any Interest Period which would otherwise extend beyond the Repayment Date shall instead end on the Repayment Date.

3.03	Interest Determination.

The applicable Interest Rate applicable to each Loan for any given Interest Period shall be determined by the Lender on the relevant Interest Determination Date subject to the terms and conditions of this Agreement.

3.04	Default Interest.

(a)
In the event the Borrower fails to make payment of all or any portion of the Loans when due or any other payment due hereunder (whether at its stated maturity, by acceleration or otherwise), the Borrower shall pay interest on the unpaid amount, to the extent permitted by law, from (and excluding) such due date until the payment (including the day on which payment is actually made) of said sum in full (after as well as before judgment) (the “Default Period”) in Dollars at a rate equal to (i) three percent (3.0%) per annum above the then applicable Interest Rate if the Default Period is less than one (1) month, (ii) six percent (6.0%) per annum above the then applicable Interest Rate if the Default Period is equal to or more than one (1) month, but less than three (3) months, and (iii) nine percent (9.0%) per annum above the then applicable Interest Rate if the Default Period is equal to or more than three (3) months. Notwithstanding the foregoing, the interest rate then applicable to the Loan plus the applicable additional rate shall not exceed in the aggregate, seventeen percent (17%).

(b)
In addition to payment of such default interest, the Borrower shall indemnify the Lender, on demand, against any costs, expenses, liabilities or losses resulting from the Borrower's failing to pay when due any amounts of principal, interest, fees or other sums hereunder.

3.05	Costs and Expenses.

(a)
The Borrower shall, whether or not any Advance is made, pay to the Lender in the manner specified by the Lender on demand, to the extent reasonable, the costs, out-of pocket expenses and other charges (including any taxes thereon) including but not limited to legal fees (including any value added tax thereon), printing costs, travel and accommodation expenses, communication charges, signing and publicity costs incurred by or on behalf of the Lender in connection with the preparation, due execution, implementation, any modification or waiver of the terms of this Agreement and all documents executed pursuant hereto (and actual or proposed amendment or modification hereto or thereto, or request therefor and any waiver hereunder or thereunder), and any and all reasonable amounts whatsoever, including but not limited to the fees and expenses of counsel, which the Lender may expend or become liable for in demanding, suing for, recovering and receiving payment of any sum due hereunder and under any documents executed pursuant hereto or for preserving or enforcing any of its rights hereunder or under any documents executed pursuant hereto. These expenses shall be payable whether or not the Loan Agreement contemplated by this offer is completed or actually signed.

(b)	Notwithstanding the foregoing, parties agree to evenly bear the cost of stamp duty which is Three Hundred Fifty Thousand Won (350,000) on each original of this Agreement if executed in Korea.

3.06	Commitment Fee.

(a)
The Borrower shall pay to the Lender the commitment fee (the “Commitment Fee”) at the Commitment Fee Rate in arrears on the last day of each Commitment Fee Period in accordance with the provisions of this Section.

(b)	The commitment fee periods applicable to the Commitment Fee (each a “Commitment Fee Period”) shall be as follows:

(i)
the first Commitment Fee Period shall commence on the date falling three (3) months after the date of this Agreement and end on the earlier of (x) the date falling three (3) months thereafter and (y) the date of the first Drawdown; and

(ii)
each Commitment Fee Period other than the first Commitment Fee Period shall commence on the last day of the preceding Commitment Fee Period and end on the earlier of (x) the date falling three (3) months thereafter and (y) the date of the first Drawdown to occur after the date on which such Commitment Fee Period commences.

(c)
During each Commitment Fee Period, the Commitment Fee shall accrue on the Undrawn Amount from and including the first day of such Commitment Fee Period to but excluding the last day of the Commitment Fee Period, calculated on the basis of the actual number of days elapsed and a year of 360 days at the Commitment Fee Rate.

(d)	The following definitions shall apply for the purposes of this Section 3.06:

(i)	“Commitment Fee Rate” means, for each of the following periods, the rate set opposite such period:

Period	Rate (Per Annum)
From the date of this Agreement to the date falling three (3) months thereafter	0%
From the date which is three (3) month after the date of this Agreement to the date falling six (6) month after the date of this Agreement	0.15%
From the date which is six (6) months after the date of this Agreement to the date falling twelve (12) months after the date of this Agreement	0.25%
From the date which is twelve (12) months after the date of this Agreement and thereafter	0.5%

(ii)	“Undrawn Amount” means any undrawn amount for the Commitment as at the day before the last day of the Commitment Fee Period.

Article 4.    Payment and Repayment.

4.01	Interest.

Interest at the applicable Interest Rate on each Loan shall be payable in arrears on each Interest Payment Date in relation to such Loan and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days excluding the first day of the period during which it accrues but including the last.

4.02	Repayment.

The Borrower shall repay the full amount of the Loans to the Lender on the Repayment Date; provided, that the Lender may call or accelerate the Loans at any time in accordance with the provisions hereof.

4.03	Prepayment.

(a)	The Borrower shall be entitled to prepay the Loans in whole or part otherwise than as specifically provided in this Agreement, and no amount prepaid may be reborrowed.

(b)
The Borrower may prepay the Loans in whole or in part in minimum amounts of Ten Million Dollars (US$10,000,000) and in integral multiples of One Million Dollars (US$1,000,000) on any Interest Payment Date upon the giving of thirty (30) days' prior written notice to the Lender. The notice of prepayment shall specify the amount to be prepaid and the date of prepayment (which shall be an Interest Payment Date). Such notice shall be effective only if received by the Lender and once it is received by the Lender it shall be irrevocable. In addition, once the date for any prepayment has been notified such date shall be deemed as the due date for the principal and the interest thereon to be paid.

(c)
If any part of the Loans is prepaid under any provision of this Agreement (including this Section 4.03) for any reason, the Borrower shall pay such amounts prepaid, together with interest accrued thereon to the date of prepayment and all other fees or other amounts payable hereunder, together with such additional amounts as may be necessary to compensate the Lender for any costs or losses resulting from such prepayment.

(d)
The Borrower shall pay to the Lender a prepayment fee calculated by the following formula: prepayment fee = Prepaid Principal Amount x prepayment fee rate (1.5%) x (Remaining Number of Days of the Loan Period/Loan Period).

(e)	The following definitions shall apply to paragraph (d) above for the purpose of calculating prepayment fees:

(i)	“Prepaid Principal Amount” means the principal amount which is repaid prior to the due date;

(ii)	“Remaining Number of Days of Loan Period” means the number of days from the day immediately following the prepayment date to the Repayment Date; and

(iii)	“Loan Period” means the number of days from the date of the first Drawdown to the Repayment Date.

4.04	Application of Payments.

Notwithstanding anything herein to the contrary, all payments made to or collected by the Lender hereunder shall be applied by the Lender in the following order of priority: (1) to any costs, fees and expenses (including, without limitation, any prepayment fees) then due and payable, (2) to any default interest then due and payable, (3) to accrued interest then due and payable, (4) to principal then due and payable and (5) to any amount then due and payable to the Lender hereunder not otherwise listed in this Section.

4.05	Banking Day.

Whenever any payment or calculation is to be made on a day which is not a Banking Day, such payment or calculation may be made on the immediately succeeding Banking Day unless, with respect to payments, as a result thereof, such payment would be made in the next calendar month, in which case payment shall be made on the immediately preceding Banking Day. Any adjustment so made shall, as appropriate, be reflected in the computation of interest and other amounts due hereunder.

4.06	Place of Payment.

All sums payable to the Lender hereunder or under any document contemplated hereby, including but not limited to payments of principal, interest, fees and any costs or expenses, shall be payable during normal banking hours on the due date thereof at such place and/or to such account as the Lender may by notice to the Borrower instruct.

4.07	Loan Account.

The Lender shall open and maintain on its books a loan account in the Borrower's name showing the Advance, the Loans, repayment, prepayments, the computation and payment of interest and other amounts due and sums paid hereunder. Such loan account shall be conclusive and binding on the Borrower as to the amount at any time due from the Borrower, in the absence of any manifest error in computation.

4.08	No Re-Borrowing.

Any principal amount of the Loan repaid or prepaid shall reduce permanently the outstanding principal amount of the Loan and shall not become subject to a re-borrowing.

Article 5.    Factory Mortgage of Factory and Machinery.

5.01	Amendment to Factory Mortgage Agreement.

The Borrower shall, not later than the date of the first Drawdown, amend the Factory Mortgage Agreement so as to increase the maximum secured amount to be secured by the Factory Mortgage thereunder to Four Hundred Eighty Million Dollars (US$480,000,000), and deliver to the Lender copies of all necessary documents required for the application of the increase of the maximum secured amount to be secured by the Factory Mortgage thereunder including, without limitation, written confirmation from the register’s office that the application as such has been filed. The Borrower shall complete the amendment registration of the Factory Mortgage pursuant to the amended Factory Mortgage Agreement immediately after the first Drawdown.

5.02	Amendment to First Priority Factory Mortgage Agreement.

The Borrower shall, not later than the date of the first Drawdown, amend the mortgage agreement dated April 4th 2007 and amended on May 24th 2010 (the “First Priority Factory Mortgage Agreement”) executed by and between the Borrower and Woori Bank so as to decrease the maximum secured amount to be secured by the mortgage under the First Priority Factory Mortgage Agreement to Three Hundred Forty Million Dollars (US$340,000,000) and complete the amendment registration of the mortgage thereunder pursuant to the amended First Priority Factory Mortgage Agreement, and deliver to the Lender a copy of the real estate registry showing that the amendment registration as such has been completed.

Article 6.    Yield Protection.

6.01	Substitute Basis of Borrowing.

(a)
If the Lender on any Interest Determination Date determines that (i) LIBOR cannot be determined as contemplated by the definition thereof in Article 1 or (ii) if the applicable LIBOR does not accurately reflect the cost to the Lender of making or maintaining the Loan during such Interest Period, the Lender shall so notify the Borrower.

(b)	The Lender and the Borrower shall then enter into negotiations in good faith with a view to agreeing on an alternative mutually acceptable basis for funding the

Loan and for determining the interest rates from time to time applicable to the Loan (hereinafter referred to as the “Substitute Basis of Borrowing”). If at the expiry of thirty (30) days from the date of the notice, the Lender and the Borrower have agreed on such Substitute Basis of Borrowing, it shall be retroactive to and take effect from the beginning of the then current Interest Period.

(c)
If at the expiry of thirty (30) days from the date of any such notice, no Substitute Basis of Borrowing has been agreed upon, then the rate of interest applicable to the Loan from the beginning of the then current Interest Period and thereafter shall be the rate equal to the aggregate of the Margin plus the per annum interest rate which shall be notified by the Lender to the Borrower as determined by the Lender; provided, that the Borrower may prepay the Loan after thirty (30) days following the date of such notice together with interest accrued thereon at the rate which is the Margin plus the per annum interest rate which shall be notified by the Lender to the Borrower as representing the cost to the Lender of funding (whether in Dollars or any other currency) the Loan during such period.

6.02	Taxes.

(a)
Any and all payments made by the Borrower hereunder or under any instrument delivered hereunder shall be made free and clear of and without deduction for any present or future taxes, duties, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Lender imposed by the jurisdiction of its incorporation or the location of the Lender and any political subdivisions thereof (all such non‑excluded taxes hereinafter referred to as “Taxes”). If the Borrower shall be required by law to make any such deduction from any payment hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)
In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, any instrument delivered hereunder (hereinafter referred to as “Other Taxes”) except as specified in Section 3.05(b).

(c)	The Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including without limitation any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally assessed. This indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefore.

(d)
Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 6.02(a) through (c) shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

(e)
If the Borrower shall be required to reimburse the Lender or make any payment under Sections 6.02(a) through (d) in respect of any Taxes or Other Taxes imposed by a law or regulation which comes into effect after the date of this Agreement, the Borrower shall be free at any time within thirty (30) days of the effectiveness of the requirement of such reimbursement or payment to prepay the Loan as provided in Section 6.05, subject to giving the Lender not less than five (5) Banking Days' notice thereof.

6.03	Change of Law.

Notwithstanding any other provision herein, in the event that any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof shall make it unlawful for the Lender to (i) honor its Commitment or (ii) maintain the Loans, then the Commitment shall terminate and the Borrower shall forthwith, or within such longer period as may be allowed by such law, rule or regulation, prepay the Loans as provided in Section 6.05.

6.04	Adversity Prepayment.

If the Borrower shall exercise its right to prepay the Loan pursuant to Sections 6.01 or 6.02, or if the Borrower shall be required to prepay the Loan pursuant to Section 6.03, the Borrower shall pay such amounts, together with interest accrued thereon to the date of prepayment (computed on the Substitute Basis of Borrowing, if applicable, for the time it is in effect) and all other fees or other amounts payable hereunder, together with such additional amounts as may be necessary to compensate the Lender for any costs or losses resulting from such prepayment. Any such prepayment shall not relieve the Borrower from paying all other amounts payable under Sections 6.01, 6.02, or 6.03.

6.05	Break Funding Compensation.

For purposes of Sections 2.03, 4.03, 6.04, 10.16 and 11.04, the costs or losses of the Lender shall include, but shall not be limited to, (X) any costs or losses arising from the liquidation or re-employment of funds borrowed by the Lender to fund any Loan and (Y) any related costs and any other amount determined by the Lender with respect to the Lender’s losses or costs applicable to the prepayment of any Loan.

6.06	Currency Indemnity.

Dollars shall be the currency of account and of payment in respect of sums payable under this Agreement. If an amount is received in another currency, pursuant to a judgment or order in the liquidation of the Borrower or otherwise, the Borrower's obligations under this Agreement shall be discharged only to the extent that the Lender may purchase Dollars with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in Dollars which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under this Agreement, the Borrower shall indemnify the Lender against the shortfall. This indemnity shall be an obligation of the Borrower independent of and in addition to its other obligations under this Agreement and shall take effect notwithstanding any time or other concession granted to the Borrower or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution or bankruptcy (or analogous process) of the Borrower.

Article 7.    Borrower's Representations and Warranties.

The Borrower represents and warrants to the Lender as follows:

7.01	Status.

(a)	The Borrower is a corporation, duly incorporated and validly existing under the laws of Korea.

(b)	The Borrower has the power to own its assets and carry on its business as it is being conducted.

7.02	Powers and Authority.

The Borrower has the power to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

7.03	Legal Validity.

The obligations expressed to be assumed by it in this Agreement constitute, or when this Agreement is executed in accordance with its terms will constitute, its legal, valid and binding obligations enforceable in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting enforcement of creditors’ rights generally.

7.04	Non-conflict.

The entry into and performance by it of, and the transactions contemplated by, this Agreement does not and will not:

(a)	conflict with any law or regulation or judicial or official order which is normally applicable to the Borrower in transaction of the type contemplated in this Agreement;

(b)	conflict with its Articles of Incorporation and any other constitutional documents, if any; or

(c)	conflict with any material document which is binding upon it or any of its material assets.

7.05	No Default.

(a)	No Default is outstanding or might result from the making of any Loan.

(b)
No other event is outstanding (and none would be outstanding as a result of the Borrower's execution of this Agreement or the exercise of its rights or performance of its obligations thereunder) which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfillment of any other applicable condition or any combination of the foregoing, might constitute) a default under any material document which is binding on it or any of its material assets.

7.06	Authorisations.

All Authorisations required or desirable in connection with the entry into, performance, validity and enforceability of, admissibility in evidence in Korea of, and the transactions contemplated by, this Agreement have been obtained or effected and are in full force and effect.

7.07	Accounts.

The audited financial statements of the Borrower most recently delivered to the Lender (which, at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with Korean GAAP consistently applied; and

(b)	fairly represent the financial condition of the Borrower as at the date to which they were drawn up,

and there has been no material adverse change in the business, operations, property,

condition (financial or otherwise), performance or prospects of the Borrower since the date to which those accounts were drawn up which could reasonably expected to have a Material Adverse Effect.

7.08	Litigation.

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which would reasonably be expected to have a Material Adverse Effect.

7.09	No Immunity.

(a)	The Borrower is subject to civil and commercial law with respect to its obligations under this Agreement.

(b)	The entry into and performance of this Agreement by it constitute private and commercial acts.

(c)
Neither it nor any of its assets enjoys any right of immunity from set-off, suit or execution in respect of its obligations under this Agreement (other than assets which cannot be the subject of an order for execution under Korean laws of general application).

7.10	Taxes.

(a)
Under existing laws and regulations, no Tax is or will be imposed on or by virtue of the execution or delivery of this Agreement or any other document or instrument to be executed or delivered under this Agreement or in connection with this Agreement or on any payment of principal or reimbursement of expenses under this Agreement, except that stamp duty of Three Hundred Fifty Thousand Won (350,000) will be payable on each original of this Agreement if executed in Korea.

(b)
It has complied with all taxation laws in all jurisdictions in which it is subject to taxation and has paid all taxes due and payable by it, except that such non-compliance will not have a Material Adverse Effect; to the best of its knowledge no material claims are being asserted against it with respect to taxes.

(c)
All amounts payable by the Borrower to the Lender under this Agreement may be made free and clear of, and without deduction for or on account of any taxes to the extent that the Lender is a bank or financial institution located in Korea.

7.11	Enforceability.

To ensure the enforceability or admissibility in evidence of this Agreement in Korea, it is not necessary that this Agreement or any other document be filed or recorded or that any tax be paid except that to ensure the admissibility in evidence of this Agreement in courts in Korea, it is necessary to submit a translation of this Agreement in Korean language.

7.12	Pari Passu Ranking.

Under the laws of all jurisdictions in which the Borrower has assets, any claims of the Lender against the Borrower hereunder rank and will rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of the Borrower, except for those claims which are mandatorily preferred by law applicable to companies generally.

7.13	Insolvency.

The Borrower has not taken any corporate action and, to the best of the Borrower's knowledge, no other steps have been taken or legal proceedings have been started or threatened against it for its bankruptcy, winding-up, dissolution, administration, reorganization or its designation as a failure company (“Bushiljinghoogieop” under the Corporate Restructuring Promotion Act) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of the Borrower or of any or all of the assets or revenues of the Borrower.

7.14	Business of Borrower.

The Borrower is in compliance in all respects with all laws and regulations affecting its business and operations, except that such non-compliance will not have a Material Adverse Effect.

7.15	Information.

(a)	All information (the “Information”) supplied by the Borrower or distributed on its behalf to the Lender from time to time are true and accurate in all material respects as at the date of supply.

(b)
The Borrower did not omit to supply to the Lender prior to the execution of this Agreement any material information which, if disclosed, might adversely affect the decision of a person considering whether to enter into this Agreement.

(c)
Nothing has occurred since the date of the supply of the Information which renders the Information untrue or misleading in any material respect and which, if disclosed, might adversely affect the decision of a person considering whether to enter into this Agreement.

7.16	Security.

No Security exists over or with respect to any of its assets, other than the Security permitted under Article 5 and Section 8.09.

7.17	Shareholding of Borrower.

On the date of this Agreement, the Guarantor directly or indirectly and beneficially owns one hundred percent (100%) of the total issued and paid up share capital of the Borrower.

7.18	Times for Making Representations and Warranties.

(a)	The representations and warranties set out in this Article 7 are made on the date of this Agreement.

(b)
The Repeating Representations are deemed to be repeated by the Borrower on the date of each Drawdown and the first day of each Interest Period with reference to the facts and circumstances then existing.

Article 8.    Covenants.

8.01	Duration.

The covenants in this Article 8 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or the Commitment (or any part thereof) of the Lender is in force.

8.02	Financial Information.

The Borrower shall supply to the Lender:

(a)
as soon as the same are available (and in any event within 120 days of the end of each of its financial years), the audited unconsolidated financial statements of the Borrower for that financial year; and

(b)
as soon as the same are available (and in any event within 90 days of the end of first half of each of its financial years), the unaudited unconsolidated financial statements of the Borrower for that first-half.

The Borrower shall ensure that each set of financial statements delivered by it pursuant to this Section 8.02 is:

(i)	prepared on the same basis as was used in the preparation of the relevant Original Financial Statements and in accordance with Korean GAAP or K-IFRS and consistently applied; and

(ii)
certified by the Representative Director of the Borrower or a person authorized by the Representative Director of the Borrower as giving a true and fair view of the financial condition of the Borrower as at the end of the period to which those financial statements relate and of the results of the Borrower’s operations during such period.

8.03	Information – Miscellaneous.

The Borrower shall supply to the Lender:

(a)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened and/or pending against the Borrower, and which would reasonably be expected to have a Material Adverse Effect; and

(b)	promptly, such further information in the possession or control of the Borrower regarding the Borrower’s financial condition and operations as the Lender may reasonably request.

8.04	Notification of Default.

The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) as soon as reasonably practicable and in any event within three (3) Banking Days upon its occurrence.

8.05	Certificates on No Default.

The Borrower shall supply to the Lender:

(a)	together with the financial statements specified in Section 8.02(a); and

(b)	promptly at any other time, if the Lender so requests,

a certificate executed by the Representative Director of the Borrower on its behalf certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

8.06	Inspection.

The Borrower shall ensure that it shall permit the Lender, the Lender’s advisors and/or representatives to visit and inspect its books and records (and to take copies thereof) at the Lender’s expense upon the Lender’s prior notice:

(a)	at any time if the Lender believes that a Default might have occurred; or

(b)	at any other time as the Lender may reasonably require upon giving a fourteen (14) days prior written notice to the Borrower,

and shall cause its agents and employees to give full co-operation to such visitors/inspectors in connection with such visitation or inspection.

8.07	Authorisations.

The Borrower shall promptly:

(a)	obtain, maintain and comply with the terms of; and

(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, or for the admissibility in evidence in Korea of, this Agreement.

8.08	Pari Passu Ranking.

The Borrower shall procure that its obligations under this Agreement do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations which are mandatorily preferred by law applying to companies generally.

8.09	Negative Pledge.

The Borrower shall not, without obtaining prior written consent from the Lender, create, assume, incur or suffer to exist, or permit to be created, assumed, incurred or suffered to exist, any Security upon or with respect to its present or future properties or assets; except for Security (i) for taxes, assessments or government charges on its properties or assets, provided that the same shall not be delinquent or thereafter can be paid without penalty; (ii) imposed by law, such as carriers' liens, warehousemen's liens or mechanics' liens arising in the ordinary course of business in transactions not involving borrowed money or the advance of credit, provided that it shall take all reasonable steps to discharge such lien as soon as reasonably practicable; (iii) arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old-age pensions, or other social security or retirement benefits or similar legislation; (iv) on properties or assets acquired after the date hereof, which Security has been in existence prior to such acquisition in the ordinary course of business; (v) existing on the date hereof and heretofore disclosed to the Lender in writing; (vi) created or to be created in connection with this Agreement; (vii) arising pursuant to securitization transaction entered into in the ordinary course of business; or (viii) in favor of the Lender; or (ix) to be created on the machineries to be added, from time to time, to the list of mortgaged properties in connection with the loan agreement dated March 20th 2012, June 18th 2012, March 11th 2013 and the First Priority Factory Mortgage Agreement, all of which were executed by and between the Borrower and Woori Bank.

8.10	Disposals.

(a)
The Borrower shall give a prior written notice to the Lender for selling, transferring, granting, or leasing or otherwise disposing of all or any substantial part of its assets, regardless of whether such disposal occurs in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily.

(b)	Paragraph (a) does not apply to:

(i)	disposals made in the ordinary course of business of the Borrower on an arm's length basis and at fair market value; or

(ii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality.

8.11	Change of Business.

The Borrower shall procure that it shall give a prior written notice to the Lender for any substantial change it plans to make to the general nature or scope of its business from that carried on at the date of this Agreement.

8.12	Mergers and Acquisitions.

(a)
The Borrower shall not enter into any amalgamation, merger, demerger, consolidation or reconstruction without prior written notice to the Lender. For the avoidance of doubt, the acquisition by the Borrower of shares in any person (other than itself) shall not in itself be considered to be an amalgamation, merger, demerger, consolidation or reconstruction under this paragraph (a).

(b)
The Borrower shall not acquire any assets or business or make any investment, except in the ordinary course of its business and securitization of its assets; provided, however, that in any event the acquisition of such assets, business or investment or securitization, which may have a Material Adverse Effect, shall not be allowed.

8.13	Insurance.

The Borrower shall maintain insurance with financially sound and reputable insurers selected by the method used in normal business practice of the Borrower with respect to its assets of an insurable nature against such risks and in such amounts as are normally maintained by persons carrying on the same or similar business. The Borrower shall also maintain pledge of all of its rights, benefits and interests under such insurance to secure its obligations under this Agreement.

8.14	Further Documents.

The Borrower shall:

(a)
execute all such other documents and instruments and provide the Lender with such evidence, certificates or other documents evidencing the use of the proceeds of the Drawdowns and do all such other acts and things as the Lender may reasonably require to carry out the transactions contemplated in the Loan Documents.

(b)
update on an annual basis the list of machineries which shall be included in the Factory Mortgage under the Factory Mortgage Agreement, and supply the list to the Lender within fifteen (15) Banking Days since the update has been made.

(c)
Immediately after the date of the first Drawdown, the Borrower must submit to the Lender real estate registry showing due amendment registration of the Factory Mortgage and the First Priority Factory Mortgage.

8.15	Shareholding by Guarantor.

The Borrower shall procure that the Guarantor at all times owns directly or indirectly and beneficially at least fifty one percent (51%) of the issued and paid up share capital of the Borrower.

Article 9.    Conditions Precedent.

9.01	First Drawdown.

(a)
The obligation of the Lender to permit the first Drawdown is subject to fulfillment, as determined solely by the Lender, of the conditions precedent that on or before five (5) Banking Days (or such shorter time period as the Lender may otherwise agree) prior to the date of such Drawdown the Lender shall have received in form and substance satisfactory to it the following documents:

(i)	this Agreement, duly executed and delivered by the Borrower and the Lender;

(ii)	a Notice of Drawdown as specified in Section 2.03;

(iii)	a duly executed certificate in the form of Exhibit B hereto and dated as of the date of the making of the Drawdown;

(iv)	the Guarantee, duly executed and delivered by the Guarantor;

(v)
the amended Factory Mortgage Agreement duly executed and delivered by the Borrower (as mortgagor) and the Lender (as mortgagee) which has the effect of increasing the maximum secured amount to be secured by the Factory Mortgage thereunder to Four Hundred Eighty Million Dollars (US$480,000,000);

(vi)
a copy of the real estate registry showing that the amendment registration of the mortgage under the First Priority Factory Mortgage Agreement pursuant to the amended First Priority Factory Mortgage Agreement has been completed;

(vii)	in relation to the Borrower:

i.	a copy of each of the Articles of Incorporation and Korean commercial registry extracts of the Borrower;

ii.	a copy of a resolution of the Board of Directors of the Borrower approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

iii.	a copy of a seal certificate of the representative director of the Borrower;

iv.	a copy of power of attorney issued by the representative director of the Borrower, if applicable; and

v.	the Original Financial Statements of the Borrower, if applicable;

(viii)	in relation to the Guarantor:

i.	a copy of the articles of incorporation of the Guarantor (or equivalent constituent document);

ii.	a copy of the by-laws of the Guarantor;

iii.	a copy of a good standing certificate of the Guarantor issued by the Secretary of the State of Delaware issued as of a recent date;

iv.	a copy of a resolution of the Board of Directors of the Guarantor approving the terms of, and the transactions contemplated by, the

Guarantee and resolving that it execute the Guarantee;

v.	a copy of power of attorney issued by the president of the Guarantor, if applicable; and

vi.	latest audited financial statements of the Guarantor, and if available, semi-annual unaudited financial statements;

(ix)	the legal opinions of Shin & Kim, the Korean counsel to the Lender as to matters of Korean law in form and substance satisfactory to the Lender;

(x)	the legal opinions of Greenberg Traurig, LLP, the US counsel to the Lender as to matters of US law in form and substance satisfactory to the Lender;

(xi)
a copy of any other Authorisation or other document, opinion or assurance, if applicable, which the Lender reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of this Agreement;

(xii)	evidence that the costs and expenses then due from the Borrower pursuant to Section 3.05 have been paid or will be paid by the due date for payment thereof, if applicable;

(xiii)	the original of the notice and acknowledgement from the insurer in respect of the pledge of insurance pursuant to Section 8.13; and

(xiv)	such other documents as the Lender may reasonably request.

9.02	Subsequent Drawdowns.

The obligation of the Lender to make available its Advance in respect of a Drawdown after the first Drawdown is subject to the fulfillment, as determined solely by the Lender and its counsel, of the following conditions precedent three (3) Banking Days (or such shorter period as the Lender may otherwise agree) prior to the date of such Drawdown (except as otherwise indicated below) and the continued fulfillment of such conditions on the date of such Drawdown:

(a)
The conditions precedent set forth in Section 9.01 shall have been fulfilled and all documents and instruments delivered to the Lender pursuant thereto shall continue to be in full force and effect; and

(b)	The Lender shall have received (i) the notice of Drawdown as specified in Section 2.03 and (ii) such other documents as the Lender may reasonably request.

9.03	Other Conditions Precedent.

The obligations of the Lender as described in Sections 9.01 and 9.02 are also subject to the condition precedent that no Event of Default and no event which with the passage of time or the giving of notice or both would become an Event of Default shall have occurred and be continuing, and the representations and warranties made by the Obligor under any Loan Document shall have remained and then be true and correct as if also made on the date of the making of such Drawdown, and all legal matters in connection with this Agreement shall be satisfactory to the Lender and its counsel and no event as described in Sections 6.01 through 6.04 shall have occurred.

Article 10.    Events of Default.

10.01	Events of Default.

Each of the events set out in Sections 10.02 to 10.16 is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

10.02	Non-payment.

The Borrower fails to pay when due any sum payable by it under this Agreement at the place at and in the currency in which it is expressed to be payable unless (i) its failure to pay is caused by administrative or technical error; and (ii) payment is made within three (3) Banking Days of its due date.

10.03	Breach of Other Obligations.

The Obligor does not comply with any provision of the Loan Documents to which it is a party (other than those referred to in Section 10.02), and such non-compliance is not remedied within a period of fifteen (15) days after receipt by the Obligor of notice of such failure from the Lender

10.04	Misrepresentation.

Any representation, warranty or statement made or repeated in or in connection with the Loan Documents or in any document delivered by or on behalf of the Obligor under or in connection with any Loan Documents is incorrect or misleading in any material respect.

10.05	Cross-default.

(a)	Any Financial Indebtedness of the Obligor is not paid when due;

(b)
an event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition or any combination of the foregoing would constitute such an event of default) occurs under any document relating to Financial Indebtedness of the Obligor;

(c)
any Financial Indebtedness of the Obligor is capable of becoming prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under any document relating to that Financial Indebtedness;

(d)
any commitment for, or underwriting of, any Financial Indebtedness of the Obligor is cancelled or suspended as a result of an event of default (howsoever described) under any document relating to that Financial Indebtedness; or

(e)	any Security securing Financial Indebtedness over any asset or assets of the Obligor becomes enforceable in respect of Financial Indebtedness,

provided that the aggregate amount of such Financial Indebtedness that falls within any one or more of Sections 10.05(a) to (e) above is not less than (or the equivalent thereof in Dollars is not less than) Ten Million Dollars (US$ 10,000,000) in the case of the Borrower and the Guarantor.

10.06	Insolvency.

(a)	The Obligor is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent, or admits inability to pay its debts as they fall due;

(b)	The Obligor suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness;

(c)	by reason of financial difficulties, the Obligor begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness;

(d)	a moratorium is declared in respect of any of the Obligor’s indebtedness; or

(e)	any event which appears to correspond with or have an effect equivalent or similar to any of those mentioned in the above items

10.07	Insolvency Proceedings.

(a)	Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment, arrangement with any creditors of the Obligor;

(b)	a meeting of the creditors of the Obligor is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed;

(c)	any person presents a petition for the winding-up or for the administration of the Obligor;

(d)	an order for the winding-up or administration of the Obligor is made;

(e)	the Borrower is designated as a failing company(“Bushiljinghoogieop”) under the Corporate Restructuring Promotion Act of Korea; or

(f)
any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of the Obligor, any other insolvency proceedings or analogous proceedings involving the Obligor.

10.08	Appointment of Receivers and Managers.

(a)
Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of the Borrower or any part of the assets of the Obligor; or

(b)	the directors of the Obligor request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like;

(c)	any other steps are taken to enforce any Security over any part of the assets of the Obligor; or

(d)	any event which appears to correspond with or have an effect equivalent or similar to any of those mentioned in the above items

10.09	Failure to Comply with Final Judgment.

The Obligor fails to comply with or pay any sum due from it under any final and non-appealable judgment or any final and non-appealable order made or given by any court of competent jurisdiction in an aggregate outstanding amount of Ten Million Dollars (US$ 10,000,000) (or the equivalent thereof) or more (in respect of any and all such judgments and orders).

10.10	Creditors’ Process.

Any attachment, sequestration, distress or execution affects any asset of the Obligor in respect of a sum of, or sums aggregating, an amount equal to five percent (5%) of the Obligor’s total assets as disclosed in its most recently published annual audited financial statements or more and is not discharged within thirty (30) days.

10.11	Cessation of Business.

The Obligor ceases, or threatens to cease, to carry on all or a substantial part of its business.

10.12	Governmental Intervention.

By or under the authority of any government:

(a)	the management of the Obligor is wholly or substantially displaced or the authority of the Obligor in the conduct of its business is wholly or partially curtailed; or

(b)
all or a majority of the shares of, common or participating preferred stock of or equity interest in the Obligor or the whole or any substantial part of its revenues or assets is seized, nationalized, expropriated or compulsorily acquired.

10.13	Unlawfulness and Authorisations.

(a)	It is or becomes unlawful for the Obligor to perform its obligations (or any of them) under the Loan Documents.

(b)
Any Authorisation required by the Obligor (i) to execute and perform its obligations under the Loan Documents and/or (ii) to carry out its business, is not obtained or if previously obtained, ceases to be in full force and effect but only when it would result in a Material Adverse Effect.

10.14	Material Adverse Change.

Any event or series of events occurs which has a Material Adverse Effect.

10.15	Shareholding by Guarantor.

The Guarantor ceases at any time to own directly or indirectly and beneficially at least fifty one percent (51%) of the total issued and paid up share capital of the Borrower without the prior written consent of the Lender.

10.16	Acceleration.

On and at any time after the occurrence of an Event of Default and continuance thereof, the Lender may, by notice to the Borrower:

(a)	cancel the Lender’s Commitment whereupon the obligation of the Lender to permit the Drawdown shall immediately cease;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender,

provided, that upon the occurrence of any event specified in Sections 10.06 to 10.10 (inclusive, for the avoidance of doubt), the principal of and accrued interest on the Loans and all other amounts then owed by the Borrower to the Lender shall automatically become immediately due and payable and the obligations of the Lender to make Advance shall immediately cease without any notice to the Borrower.

The Borrower shall also pay to the Lender on demand such additional amounts as may be necessary to compensate the Lender for any reasonable costs or losses resulting from such Event of Default. No waiver of any Event of Default shall constitute a waiver of any other or any succeeding Event of Default except to the extent provided in such waiver.

Article 11.    Miscellaneous.

11.01	Term.

The term of this Agreement shall commence on the date first set forth above and shall end on the date of termination of the Commitment hereunder or, if later, upon payment in full of all principal, interest and other sums payable by the Borrower hereunder. The representations and warranties of the Borrower set forth herein shall survive the making of the Loans and the indemnities of the Borrower contained herein shall survive repayment of the Loans.

11.02	Entire Agreement.

This Agreement and the documents referred to herein constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction. Any amendment hereto shall be in writing, signed by or on behalf of both parties.

11.03	Waiver; Cumulative Rights.

The failure or delay of the Lender to require performance by the Borrower of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived in writing by the Lender in accordance with the terms hereof. Each and every right granted to the Lender hereunder or under any other document or instrument delivered hereunder or in connection herewith, or allowed to it at law shall be cumulative and may be exercised in part or in whole from time to time.

11.04	Assignment; Transfer and Participation.

This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns. The Borrower may assign or transfer its rights or obligations hereunder with prior written consent of the Lender. The Lender may assign all or any part of its rights hereunder to any third party that is a reputable commercial bank in Korea with thirty (30) days prior written notice to the Borrower. The Lender may grant participations to any one or more reputable commercial banks or other reputable financial institutions in Korea in all or any part of the Advances and its rights and benefits related thereto under this Agreement with thirty (30) days prior written notice to the Borrower. The Borrower shall be free at any time within thirty (30) days after the notice of such assignment or participation to prepay the Loans as provided in Section 6.05, for the avoidance of doubt, without prepayment fee provided in Section 4.03(d) subject to giving the Lender not less than twenty (20) days' notice thereof. Upon any transfer or assignment by the Lender, the transferee or assignee shall be entitled to the benefit of the indemnities, tax reimbursements and rights of set‑off of the Lender pursuant to the provisions of this Agreement as fully as if a party hereto. The Borrower shall not be obligated to pay additional amount due to withholding tax gross-up or increased cost, if such additional amount is payable solely as a result of such assignment as of the date of such assignment.

11.05	Indemnification.

The Borrower agrees to indemnify and hold harmless the Lender from and against any and all losses, claims, damages and liabilities caused by any untrue or misleading statements made to the Lender or caused by any omission of a material fact necessary to make the statements so made not misleading.

11.06	Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of

Korea. Any litigation arising out of or in connection with this Agreement shall be brought in the courts having jurisdiction over the Lender's office in Seoul, Korea or in such other courts having valid jurisdiction as the Lender may elect, and by execution and delivery of this Agreement the Borrower generally and unconditionally submits to each such jurisdiction.

11.07	Set‑Offs.

To the extent permitted by law, on or after the occurrence of an Event of Default, the Lender shall have the right to apply amounts on deposit or account with the Lender, at its head office or at any branch, subsidiary or affiliate of its head office in reduction of amounts due hereunder.

11.08	Notices.

Any communication, demand or notice to be given hereunder shall be deemed to be duly given when delivered in writing or by mail or when sent by facsimile as follows:

To the Borrower:	Amkor Technology Korea, Inc.
151, Dong-il ro, Seongdong-gu, Seoul, Korea

Attention: Mr. Jeong, Kwang Yong
Telephone: 02-460-6418
Facsimile: 02-460-5780
E-mail: kyjeong@amkor.co.kr

To the Lender:	The Korea Development Bank
14 Eunhaeng-ro, Youngdeungpo-gu,
Seoul 150-973, Korea
Attention: Mr. Lee, Sang Joon
Telephone: 02-787-5126
Facsimile: 02-787-5191
E-mail: wewish@kdb.co.kr

or, to each party, at such other address as such party may designate by notice in writing to the other party. Notices delivered by hand shall be deemed received upon delivery; notices sent by postage prepaid registered mail shall be deemed received three (3) days after sending and notices sent by facsimile shall be effective at the time when the authenticity of the facsimile transmission is confirmed to the satisfaction of the receiver.

All notices, demands, requests, statements or other communications to be made or given by the Borrower hereunder shall be in the English language. Any documents required to be delivered pursuant to this Agreement which are not in the English language must be accompanied by a certified English language translation thereof and in the event of any conflict between the original of the document and the English language translation thereof, the English language translation shall prevail.

11.09	Disclosure of Information.

The Lender may make disclosure to any of its affiliates and any other person:

(a)	to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)
with (or through) whom the Lender enters into (or may potentially enter into) any participation or sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower;

(c)	who acquires or is proposing to acquire any interest in, or enters into or is proposing to enter into any merger, amalgamation or other similar arrangement with the Lender;

(d)	who is any of the professional advisers or affiliates of the Lender;

(e)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower as the Lender shall consider appropriate only in connection with the transaction under this Agreement, in relation to Section 11.09(c) or 11.09(d) above, the Lender ensures that the person to whom the information is to be given has undertaken in writing that it shall keep such information confidential and may only disclose such information to another person on terms permitted under this Section 11.09 (as if the first-mentioned person were the Lender).

11.10	Severability.

If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

11.11	Counterparts.

This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed, in either case, by both parties hereto shall constitute a full and original agreement for all purposes.

SIGNATURE PAGES FOLLOW

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

Borrower:
AMKOR TECHNOLOGY KOREA, INC.

By:
Name:
Title:

Lender:
THE KOREA DEVELOPMENT BANK

By:
Name:
Title:

EXHIBIT A

NOTICE OF DRAWDOWN

Date:

To:	The Korea Development Bank
14 Eunhaeng-ro, Youngdeungpo-gu,
Seoul 150-973, Korea

Re:    Loan Agreement dated as of April 29, 2013 / Notice of Drawdown

Gentlemen:

Amkor Technology Korea, Inc. (the “Borrower”) hereby gives notice, in accordance with Section 2.03 of the loan agreement dated as of April 29, 2013 (the “Loan Agreement”), of the Borrower's intent to draw down thereunder and requests that a Drawdown be made on , 201 in the amount of US$ under the Loan Agreement. All sums advanced to the Borrower shall be transferred to Account no. at standing in the name of the Borrower.

The Borrower hereby certifies to you that as of the date of this notice:

(1)	no Event of Default, and no event which with the giving of notice or the passing of time, or both, would constitute an Event of Default, has occurred;

(2)	the representations and warranties contained in the Loan Agreement remain true and correct as of the date of this notice; and

(3)	all applicable conditions precedent specified in Sections 9.01, 9.02 and 9.03 of the Loan Agreement have been satisfied.

The terms used herein have the meanings ascribed to them in the Loan Agreement.

AMKOR TECHNOLOGY KOREA, INC.

By:
Name :
Title:

EXHIBIT B

(Letterhead of the Borrower)

The Korea Development Bank
14 Eunhaeng-ro, Youngdeungpo-gu,
Seoul 150-973,
Korea

Certificate

Gentlemen:

Amkor Technology Korea, Inc. (the “Borrower”) does hereby certify that:

1.
as of the date hereof no event has occurred which constitutes or which with the giving of notice or the passing of time, or both, would constitute, an Event of Default under the loan agreement (the “Loan Agreement”) dated as of April 29, 2013, between the Borrower and The Korea Development Bank as the Lender;

2.	all the representations and warranties of the Borrower contained in the Loan Agreement remain true and correct as of the date hereof;

3.	all of the covenants of the Borrower set forth in the Loan Agreement have been fully met and performed as of the date hereof; and

4.
all of the conditions precedent for this Drawdown required under the Loan Agreement have been met as of the date hereof and all documents heretofore delivered as conditions precedent continue in full force and effect.

IN WITNESS WHEREOF, Amkor Technology Korea, Inc. has executed this certificate this day of ______, 2013.

AMKOR TECHNOLOGY KOREA, INC.

By:
Name:
Title:

APPENDIX I

FORM OF GUARANTEE

Date:    April 29, 2013

Joint and several guarantor: Amkor Technology, Inc. (signature) Name: Title: Address: 1900 South Price Road, Chandler, Arizona 85286, U.S.A.

Reference is made to a certain loan agreement (the “Loan Agreement”) dated April 29, 2013 and made between (1) Amkor Technology Korea, Inc., as borrower (the “Borrower”) and (2) the Korea Development Bank as lender (the “Lender”), pursuant to which the Lender has agreed to make available to the Borrower a transferable term loan facility in an aggregate principal amount of up to one hundred fifty million US Dollars (US$150,000,000.00) upon the terms and conditions set out therein.

In this Guarantee, unless the context requires otherwise, the terms and expressions defined in the Loan Agreement shall have the same meanings when used in this Guarantee.

The joint and several guarantor (the “Guarantor”) hereby (i) agrees that it will be responsible jointly and severally with the Borrower for any and all obligations owed as of now or to be owed hereinafter by the Borrower to the Lender to the extent set forth in Article 1, (ii) approves that the performance of this guarantee obligation shall be subject to each provision of the Loan Agreement and other transaction agreements as set forth herein and (iii) acknowledges and agrees to each of the following terms:

Article 1.    Contents of Guaranteed Obligations

The Guarantor hereby undertakes the guarantee pursuant to the terms set forth below:

(1)    Borrower’s name:     Amkor Technology Korea, Inc.
Representative Director, Joo-Ho Kim
Borrower’s address:     100, Amkor-ro, Buk-gu, Gwangju, Korea

(2)    Scope of obligations guaranteed

The Guarantor hereby agrees to guarantee the obligations (including interest, default interest, and any other ancillary obligations) as set forth below:

any and all sums (whether principal, interest, default interest, fees or otherwise) which are or at any time may become payable by the Borrower (whether or not enforceable against the Borrower) under the Loan Agreement and all other monies hereby secured (including, without limitation, any and all indemnification and reimbursement amounts payable by the Guarantor under this Guarantee) (the “Secured Indebtedness”)

Article 2.    Governing Law and Jurisdiction

2.1    This Guarantee shall be governed by and construed in accordance with the laws of Korea.

2.2    The Guarantor agrees that any legal action or proceeding arising out of or relating to this Guarantee may be brought in the Seoul Central District Court in Seoul, Korea and irrevocably submits to the non-exclusive jurisdiction of such court. The Guarantor hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction for any legal action or proceeding arising out of or relating to this Guarantee or the rights or obligations of the parties hereunder, and irrevocably waives, in connection with such legal action or proceeding, any plea or claim that the action or proceeding has been brought in an inconvenient forum. The foregoing, however, shall not limit the rights of the Lender to bring any legal action or proceeding or to obtain execution of judgment in any other jurisdiction. In any such legal action or proceeding brought by the Lender, the Guarantor shall not assert any counterclaims (other than compulsory counterclaims). THE LENDER AND THE GUARANTOR HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY LEGAL ACTION OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE RELATING TO THIS GUARANTEE, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

Article 3.    Restrictions on Set-off

The Guarantor shall not act against the Lender by setting off the Secured Indebtedness against any of the Borrower’s or Guarantor’s deposit at and/or other claims/rights with respect to the Lender before such Secured Indebtedness becomes due or before the Guarantor must perform its/his/her guarantee obligation as a result of pre-payment being required under the Loan Agreement.

Article 4.    Relationship with Other Security • Guarantee Agreements

The obligations of the Guarantor herein contained shall be in addition to and not in substitution for any other guarantee or security which the Lender may now or hereafter hold in respect of the Secured Indebtedness.

Article 5.    Change • Termination • Cancellation of Security, Etc.

The Lender may change, release, terminate or cancel other security or guarantees as it may deem necessary, and such change, release, termination or cancellation shall have no effect whatsoever on this Guarantee. .

Article 6.    Incorporation of the Loan Agreement

The following provisions of the Loan Agreement shall be incorporated into this Guarantee mutatis mutandis as if set out in full herein and form part of this Agreement, but as if references to the Borrower were references to the Guarantor, references to this Agreement were references to this Guarantee, references to the Loans were references to the Guarantor’s obligations under this Guarantee, references to hereunder were references to under this Guarantee, references to hereto were references to this Guarantee and references to hereby were references to by this Guarantee : Section 3.04 (Default Interest), Section 3.05(a) (Cost and Expenses), Section 4.04 (Application of Payments), Section 4.05 (Banking Day), Section 4.06 (Place of Payment), Section 6.02 (a) through (d) (Taxes), Section 6.06 (Currency Indemnity), Section 11.04 (Assignment; Transfer and Participation), Section 11.05 (Indemnification) and Section 11.07 (Set-Offs).

Article 7.    Notices

7.1    Each notice, demand or other communication to be given or made under this Guarantee shall be in writing and delivered to the party being notified at its address or fax number set out below (or such other address or fax number as such party has by five (5) days' prior written notice specified to the other party):

To Guarantor:	Amkor Techonology Inc.
1900 South Price Road, Chandler AZ, USA 85286
Tel: 1-480-821-5000(ex 7888)
Fax: 1-480-821-6971
Attention: Ms. Erin.Tucker
Email: Erin.Tucker@amkor.com

To Lender:	The Korea Development Bank
14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel: +822-787-5126
Fax: +822-787-5191
Attention: Mr. Lee, Sang Joon
Email: wewish@kdb.co.kr

7.2    Any notice, demand or other communication so addressed shall be deemed to have been delivered (i) if given or made by letter, when actually delivered to the relevant address or, as the case may be, seven (7) days after being sent by prepaid post (by airmail if to another country), (ii) if given or made by fax, when dispatched with a simultaneous confirmation of transmission stating that the correct number of pages has been sent and that such transmission is error free (or equivalent), or (iii) in the case of an internationally recognized overnight courier service, one (1) Banking Day after delivery to such courier service, provided that any notice, demand or other communication to be made or delivered to the Lender shall be effective only when actually received by the Lender and provided, further, that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.